Exhibit 99.2

THE WESTERN UNION COMPANY
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
Unaudited

On May 9, 2019, The Western Union Company (the “Company”) completed the sale of its United States electronic bill payments business known as “Speedpay” to ACI Worldwide Corp. and ACW Worldwide, Inc., for cash consideration of approximately $750 million (“Transaction”).

The following unaudited pro forma condensed consolidated financial information is based on the historical consolidated financial statements of the Company including certain pro forma adjustments and has been prepared to illustrate the pro forma effect of the Transaction. The unaudited pro forma condensed consolidated statements of income for the three months ended March 31, 2019 and the year ended December 31, 2018 give effect to the Transaction as if it had occurred as of the beginning of the earliest period presented. The unaudited pro forma condensed consolidated balance sheet gives effect to the pro forma adjustments necessary to reflect the Transaction as if it had occurred on March 31, 2019.

The unaudited pro forma condensed consolidated financial information contained herein has been prepared based on available information and is not necessarily indicative of the results of operations that might have occurred or financial position that might have resulted had the Transaction happened as of January 1, 2018 or March 31, 2019, respectively. This financial information may not be predictive of the future results of operations or financial condition of the Company, as the Company’s future results of operations and financial condition may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed consolidated financial statements are described in the accompanying notes, which should be read together with the pro forma condensed consolidated financial statements.

This unaudited pro forma condensed consolidated financial information should be read in conjunction with the consolidated financial statements, notes to the consolidated financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in our annual report on Form 10-K for the year ended December 31, 2018 and the condensed consolidated financial statements, notes to the condensed consolidated financial statements, and Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in our quarterly report on Form 10-Q for the quarterly period ended March 31, 2019.

THE WESTERN UNION COMPANY
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions except per share amounts)

	Year ended December 31, 2018				Three months ended March 31, 2019
		Pro-forma				Pro-forma
		adjustments				adjustments
		for Speedpay		Unaudited		for Speedpay		Unaudited
	Historical	disposition		Pro-forma	Historical	disposition		Pro-forma
Revenues	$5,589.9	(351.9)	(a)	5,238.0	$1,337.0	(88.2)	(a)	1,248.8
Expenses:
Cost of services	3,300.8	(235.6)	(a)	3,065.2	785.0	(64.0)	(a)	721.0
Selling, general and administrative	1,167.0	(21.4)	(b)	1,145.6	300.8	(7.7)	(b)	293.1
Total expenses	4,467.8	(257.0)		4,210.8	1,085.8	(71.7)		1,014.1
Operating income	1,122.1	(94.9)		1,027.2	251.2	(16.5)		234.7
Other income/(expense):
Interest income	4.8	—		4.8	2.1	—		2.1
Interest expense	(149.6)	—		(149.6)	(39.7)	—		(39.7)
Other income, net	14.1	—		14.1	2.5	—		2.5
Total other expense, net	(130.7)	—		(130.7)	(35.1)	—		(35.1)
Income before income taxes	991.4	(94.9)		896.5	216.1	(16.5)		199.6
Provision for income taxes	139.5	(22.2)	(c)	117.3	43.0	(4.0)	(c)	39.0
Net income	$851.9	(72.7)		779.2	$173.1	(12.5)		160.6
Earnings per share:
Basic	$1.89	(0.16)		1.72	$0.40	(0.03)		0.37
Diluted	$1.87	(0.16)		1.71	$0.39	(0.03)		0.37
Weighted-average shares outstanding:
Basic	451.8	451.8		451.8	437.7	437.7		437.7
Diluted	454.4	454.4		454.4	439.9	439.9		439.9

See accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Information

THE WESTERN UNION COMPANY
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
March 31, 2019
(in millions)

		Pro-forma
		adjustments
		for Speedpay		Unaudited
	Historical	disposition		Pro-forma
Assets
Cash and cash equivalents	$833.1	749.0	(d)	1,582.1
Settlement assets	3,497.5	—		3,497.5
Property and equipment	229.0	—		229.0
Goodwill	2,568.5	—		2,568.5
Other intangible assets	562.7	—		562.7
Other assets	767.0	—		767.0
Assets held for sale	974.2	(938.6)	(d) (f)	35.6
Total assets	$9,432.0	(189.6)		9,242.4
Liabilities and Stockholders' Deficit
Liabilities:
Accounts payable and accrued liabilities	$471.3	7.4	(e)	478.7
Settlement obligations	3,497.5	—		3,497.5
Income taxes payable	1,085.1	160.6	(h)	1,245.7
Deferred tax liability, net	165.3	—		165.3
Borrowings	3,370.3	—		3,370.3
Other liabilities	492.0	—		492.0
Liabilities associated with assets held for sale	724.7	(724.7)	(f)	—
Total liabilities	9,806.2	(556.7)		9,249.5

Stockholders' deficit:
Preferred stock	—	—		—
Common stock	4.3	—		4.3
Capital surplus	771.1	—		771.1
Accumulated deficit	(938.0)	367.1	(g)	(570.9)
Accumulated other comprehensive loss	(211.6)	—		(211.6)
Total stockholders' deficit	(374.2)	367.1		(7.1)
Total liabilities and stockholders' deficit	$9,432.0	(189.6)		9,242.4

See accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Information

THE WESTERN UNION COMPANY
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
INFORMATION

Note 1 – Basis of presentation

The historical consolidated and condensed consolidated financial statements have been adjusted in the pro forma condensed consolidated financial statements to illustrate the pro forma effects that are (1) directly attributable to the Transaction, (2) factually supportable and, (3) with respect to the pro forma condensed consolidated statements of income, expected to have a continuing impact on the consolidated results following the Transaction.

The consolidated pro forma financial information does not reflect the realization of any anticipated savings from costs that may be reduced or eliminated as a result of possible cost savings initiatives implemented following the completion of the Transaction.

Note 2 – Pro forma adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions and are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed consolidated financial statements:

(a)	Adjustment reflects the elimination of revenues and cost of services attributable to Speedpay.
(b)	Adjustment reflects the elimination of selling, general, and administrative expenses as well as diligence costs associated with the Transaction of approximately $6 million and $4 million for the year ended December 31, 2018 and the three months ended March 31, 2019, respectively.
(c)	Adjustment represents the estimated income tax effect of the pro-forma adjustments. The tax effect of the pro-forma adjustments was calculated using the historical statutory rates in effect for the periods presented.
(d)	Adjustment represents the receipt of cash consideration. Included in Assets held for sale is approximately $41 million of cash which would have been transferred if the transactions had closed on March 31, 2019 pursuant to the Transaction agreement. No adjustment has been made to the sale proceeds to give effect to any potential post-closing adjustments under the terms of the asset purchase agreement.
(e)	Adjustment represents deal costs directly attributable to the Transaction.
(f)	Adjustments reflect the elimination of assets and liabilities attributable to Speedpay.
(g)	Adjustment reflects the estimated after-tax gain of approximately $367 million arising from the Transaction. This estimated gain has not been reflected in the pro forma condensed consolidated statements of income as it is considered to be nonrecurring in nature.
(h)	Adjustment reflects the estimated tax expense associated with the gain arising from the transaction.